Exhibit (24)
POWER OF ATTORNEY
The undersigned managers of Dow Target Variable Fund LLC (SEC File Nos. 811-9019 and 333-64349), an Ohio limited liability company (the “Company”), hereby constitute and appoint John J. Palmer, and Kimberly A. Plante and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution to each, for him or her and on his or her behalf and in his or her name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any mutual fund: Registration Statements on any form or forms under the Securities Act of 1933 and under the Investment Company Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and him or her or their substitutes being empowered to act with or without the others, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.
IN WITNESS WHEREOF, the undersigned Managers have hereunto set their hand on the date set forth below:

/s/ John J. Palmer	March 12, 2009

John J. Palmer	Date

/s/ James E. Bushman	March 12, 2009

James E. Bushman	Date

/s/ Ross Love	March 12, 2009

Ross Love	Date

/s/ John I. Von Lehman	March 12, 2009

John I. Von Lehman	Date

/s/ George M. Vredeveld	March 12, 2009

George M. Vredeveld	Date